EX. 99.28(e)(1)(iii)

Amendment to JNL Investors Series Trust

Second Amended and Restated Distribution Agreement

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (the “Trust”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Trust and JNLD (the “Parties”) entered into a Second Amended and Restated Distribution Agreement effective as of July 1, 2017, as amended (the “Agreement”), whereby the Trust appointed JNLD as distributor (the “Distributor”) of the shares of the separate funds (the “Funds”), as set forth on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust (the “Board”) approved the following new fund, effective August 13, 2018 (the “New Fund”):

JNL Securities Lending Collateral Fund

Whereas, pursuant to Board approval of the New Fund, the Parties have agreed to amend the Agreement, effective August 13, 2018, to add the New Fund and its fees to Schedule A.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated August 13, 2018, attached hereto.

2)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

3)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Trust and the Distributor have caused this Amendment to be executed, effective August 13, 2018.

Attest:		JNL Investors Series Trust

By:	/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
	Norma M. Mendez	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Christina Bortz	By:	/s/ Alison Reed
	Christina Bortz	Name:	Alison Reed
		Title:	EVP JNLD Operations

Schedule A
Dated August 13, 2018

Fund	Class(es)	Maximum 12b-1 Fee[1]
JNL Government Money Market Fund	Institutional Class	None
JNL Securities Lending Collateral Fund	Institutional Class	None
JNL/PPM America Low Duration Bond Fund	Class A Class I	0.30% None

1 As a percentage of the average daily net assets attributable to the specified class of shares.

A-1